Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of April 30, 2021 among Frontier Communications Holdings, LLC, a Delaware limited liability company (the “Company” or the “Issuer”), the parties that are signatories hereto as Guarantors (each, a “Guarantor,” and collectively, the “Guarantors”), Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Frontier Communications Corporation (the “Prior Issuer”), the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of October 8, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,150.0 million of 5.875% First Lien Secured Notes due 2027 (the “Notes”);

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture to evidence the assumption by the Issuer of all the payment and other obligations of the Prior Issuer under the Notes and the Indenture on the Conversion Date;

WHEREAS, the Indenture provides that upon the Conversion Date the Issuer shall execute and deliver to the Trustee a supplemental indenture and become party to the Indenture and pursuant to which the Issuer shall assume all of the obligations of the Prior Issuer under the Notes and the Indenture, as applicable;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Collateral Agent, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of holders of the Notes;

WHEREAS, each of the Issuer and the Guarantors has been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
Definitions

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Assumption and Agreements

Section 2.1. Assumption of Obligations. The Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and all other obligations of the Issuer under the Indenture and to become the Issuer under the Indenture.

ARTICLE IV
Miscellaneous

Section 4.1. Notices. All notices and other communications to the Issuer shall be given as provided in the Indenture to the Issuer. Section 4.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.4. Execution and Delivery. (a) The Issuer agrees that its assumption of all of the payment obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such assumption of all of the payment obligations under the Notes and the Indenture on the Notes.

(b) Each Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 4.5. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 4.6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as applicable.

Section 4.8. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 4.9. The Trustee and the Collateral Agent. The Trustee and the Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 4.10. Benefits Acknowledged. (a) The Issuer’s assumption of all of the payment obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its assumption of all of the payment obligations under the Notes and the Indenture and the waivers made by them pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

(b) Each Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 4.11. Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind their Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind its successors.

Section 4.12. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FRONTIER COMMUNICATIONS HOLDINGS, LLC, as Issuer

By:	/s/ Mark D. Nielsen
Name: Mark D. Nielsen
Title: Vice President, Chief Legal Officer

FRONTIER SOUTHWEST INCORPORATED
FRONTIER FLORIDA LLC
CITIZENS TELECOMMUNICATIONS COMPANY OF MINNESOTA, LLC
FRONTIER COMMUNICATIONS OF MINNESOTA, INC.
FRONTIER COMMUNICATIONS OF IOWA, LLC
CITIZENS TELECOMMUNICATIONS COMPANY OF TENNESSEE, L.L.C.
CITIZENS TELECOMMUNICATIONS COMPANY OF UTAH
FRONTIER COMMUNICATIONS OF WISCONSIN LLC,
as Guarantors

By:	/s/ Mark D. Nielsen
	Name:	Mark D. Nielsen
	Title:	Vice President, Chief Transaction Officer and Chief Legal Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee
By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

JP MORGAN CHASE BANK, N.A,
as Collateral Agent
By:	/s/ Daniel Luby
Name: Daniel Luby
Title: Vice president